UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 – K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report:       September 10, 2004

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number     0-7903

DELAWARE	36-2675371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:    (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On September 10, 2004, the Registrant and its bank group amended the Registrant’s credit arrangements to avoid the possible occurrence of events relating to certain covenants and financial ratios.

The Registrant, certain of its subsidiaries as guarantors, and The Northern Trust Company as administrative agent for itself and other lending banks executed the Third Amendment to Credit Agreement and Reaffirmation of Subsidiary Guaranty on September 10, 2004 (the “Amendment”).  Among other things, the Amendment reduced the revolving loan commitment to $38 million, reset minimums of EBITDA, and consolidated net worth limits on capital expenditures, and increased reporting requirements.

Under the Amendment, the Registrant has new requirements regarding EBIT of the Protect and Direct segment and required prepayments.  Dividend payments are limited by a maximum amount outstanding against the revolving credit facility of $33 million minus the amount of such dividend payment.  The covenants also limit the incurrence of additional indebtedness, acquisitions, liens and encumbrances and other matters customarily restricted in such agreements.  The Registrant also granted additional collateral in the form of two mortgages, pledges of the stock of all subsidiary guarantors, and a pledge of all intangible assets.

As described in the Registrant’s report on Form 10-K for the year ended June 30, 2004, the Registrant and its banks also amended the Credit Agreement effective June 30, 2004, which modified several covenants, and collateralized the loans with interests in its receivables, inventory, furniture and fixtures, intangibles and certain real estate.

The Company’s ability to remain in compliance with the covenants of the Credit Agreement, as amended, is dependent upon the Company’s future performance and may be affected in part by events beyond its control, including the prolonged delay in the passage of new federal highway legislation.  While the Company currently expects to be in compliance with the Credit Agreement as amended, there can be no assurance that the Company will generate sufficient earnings and cash flow to remain in compliance or that it will be able to obtain future amendments to the Credit Agreement, if necessary, to avoid a default. In the event of a default, the lenders could elect to declare all amounts borrowed under the agreement, $44,000,000 as of June 30, 2004, to be due and currently payable and the Company would negotiate a new credit agreement.  However, there can be no assurance that the Company would be able to obtain a new credit agreement with satisfactory terms and conditions within an acceptable time period.

Item 9.01.  Financial Statements and Exhibits.

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Exhibits.

10a                              Third Amendment to the Credit Agreement and Reaffirmation of Subsidiary Guaranty dated September 10, 2004 by and among the Registrant, certain identified subsidiaries of the Registrant and the Lenders; and the following auxiliary documents all dated September 10, 2004:  Revolving Loan Notes; Patent Security Agreement; Trademark Security Agreement; Subsidiary Stock Pledge Agreement of Quixote Corporation, Subsidiary Stock Pledge Agreement of Quixote Transportation Systems, Inc., TranSafe Corporation, and Energy Absorption Systems, Inc.; the California Mortgage of Energy Absorption Systems, Inc.; and the Pennsylvania Mortgage of Nu-Metrics Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION
DATE:	September 16, 2004	/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial Officer and Treasurer
(Chief Financial & Accounting Officer)

EXHIBIT INDEX

Exhibits:

10a                              Third Amendment to the Credit Agreement and Reaffirmation of Subsidiary Guaranty dated September 10, 2004 by and among the Registrant, certain identified subsidiaries of the Registrant and the Lenders; and the following auxiliary documents all dated September 10, 2004:  Revolving Loan Notes; Patent Security Agreement; Trademark Security Agreement; Subsidiary Stock Pledge Agreement of Quixote Transportation Systems, Inc., TranSafe Corporation, and Energy Absorption Systems, Inc.; the California Mortgage of Energy Absorption Systems, Inc.; and the Pennsylvania Mortgage of Nu-Metrics Inc.